CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

August 5, 2015

Securities and Exchange Commission
Washington, D.C. 20549

We consent to the assignment in the statement on Form 8-K (the “Report”), filed with the Securities and Exchange Commission this date as accountant engaged to audit the Registrant’s financial statement of Reve Technologies Inc., and have no disagreements with the disclosures contained in the Report.

Very Truly Yours

BF Borgers CPA PC
Denver, CO